Exhibit 3.21

OPERATING AGREEMENT OF

RBG, LLC

OPERATING AGREEMENT OF

RBG, LLC

i

v

OPERATING AGREEMENT OF
RBG, LLC

This Operating Agreement (“Agreement”) is entered into this 17th day of March, 1997, by and between ROBERT R. BLACK, SR., and R. BLACK, INC., a Nevada corporation, being the Members of the Limited Liability Company (hereinafter referred to as “Company” or “the Company” as the context requires).

ARTICLE 1

FORMATION AND PURPOSE OF LIMITED LIABILITY COMPANY

Section 1.01                            FORMATION OF LIMITED LIABILITY COMPANY.  THE PARTIES TO THIS AGREEMENT HAVE AGREED TO BECOME MEMBERS AND TO OPERATE THE COMPANY AS A LIMITED LIABILITY COMPANY PURSUANT TO THE PROVISIONS OF CHAPTER 86 OF THE NEVADA REVISED STATUTES AS ADOPTED IN NEVADA AND AS AMENDED FROM TIME TO TIME.  THE RIGHTS AND OBLIGATIONS OF THE MEMBERS IN THE OPERATION OF THE COMPANY SHALL BE CONDUCTED AND CONSTRUED IN ACCORDANCE WITH CHAPTER 86 OF THE NEVADA REVISED STATUTES.  IF THERE IS A CONFLICT BETWEEN THE PROVISIONS OF THIS AGREEMENT AND CHAPTER 86 OF THE NEVADA REVISED STATUTES, THE PROVISIONS OF CHAPTER 86 OF THE NEVADA REVISED STATUTES SHALL CONTROL.

Section 1.02                            NAME.  THE COMPANY’S BUSINESS SHALL BE CONDUCTED SOLELY UNDER THE NAME OF RBG, LLC, AND/OR ANY FICTITIOUS NAME UPON WHICH THE MEMBERS MAY AGREE AND FOR WHICH THE APPROPRIATE CERTIFICATE OF FICTITIOUS NAME SHALL BE FILED WITH THE APPROPRIATE GOVERNMENT AGENCY.

Section 1.03                            PURPOSE.

A.                                   The general nature of the business to be conducted by the Company is to operate, manage and conduct gaming in a gaming casino within the premises to be known as Casablanca Resort and Casino located at 930 West Mesquite Boulevard, Mesquite, Nevada 89024; and, to conduct business for any other lawful purpose.

B.                                     It is the intent of the Members that the Company shall be taxed as a partnership, and the Company shall enter into no business activity, take no action, or fail to take any required action that would jeopardize taxation of the Company as a partnership.

Section 1.04                            Articles of Organization.  The Articles of Organization for the Company have been filed in the Office of the Secretary of State for the State of Nevada.  The Members further agree to acknowledge, file, record, and/or publish as necessary, such amendments to the Articles of Organization or to this Agreement as may be required by this Agreement or by law and such other documents as may be appropriate to comply with the requirements of law for the formation, preservation, and/or operation of the Company.

Section 1.05                            Term.  The Company shall be dissolved and its affairs wound up on the date which is the thirtieth (30th) year from the date on which the Articles of Organization were filed with the Nevada Secretary of State.  In the event that the Nevada law applicable to limited liability companies should be amended prior to that time so that a limited liability company is permitted to be in existence for a period in excess of thirty years, then, and in that event, the term for the Company shall be extended by an amendment to the Operating Agreement and Articles of Organization.

ARTICLE 2

DEFINITIONS

The following words and phrases used in this Agreement shall have the following meanings:

Section 2.01                            “Articles of Organization” means the articles of organization filed with the Secretary of State.

Section 2.02                            “Contribution” means anything of value which a person contributes to the Company as a prerequisite for or in connection with Membership, including cash, property, or services rendered or a promissory note or other binding obligation to contribute cash or property to perform services.

Section 2.03                            “Member” means a person who owns an interest in the Company, but in no event shall a person, other than an individual, be a Member of this Company unless such person was fully legally in existence on the date this Operating Agreement was executed.

Section 2.04                            “Membership Interest” shall mean the interest of each Member in the Company determined by dividing each Member’s capital contribution by the total capital contributions of all Members.  Capital contribution for determining Membership Interest shall be the value of the contribution at the time made.  Membership Interest shall determine a Member’s share of the Profits and Losses of the Company and the right to receive distribution of the Company’s assets.

Section 2.05                            “Depreciation” means, for each fiscal year or other period, and amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period.

Section 2.06                            “Code” means the Internal Revenue Code of 1986, as amended from time (or any corresponding provisions of succeeding law).

Section 2.07                            “Manager” means Robert R. Black, Sr.

Section 2.08                            “Additional Member” means a Member other than an Initial Member or a Substitute Member who has acquired a Membership Interest in the Company.

Section 2.09                            “Assignee” means a transferee of a Membership Interest who has not been admitted as a Substitute Member.

Section 2.10                            “Initial Members” shall mean Robert R. Black, Sr., and R. Black, Inc., a Nevada corporation.

Section 2.11                            “Substitute Member” shall mean an Assignee who has been admitted to all the rights of the Member who assigned the Membership Interest, including management rights, by the consent of a majority of the Members pursuant to this Operating Agreement.

ARTICLE 3

MEMBERS AND MEMBERSHIP

Section 3.01                            Members.  No person may become a Member of this Company without the express written consent of a majority of all of the other Members.  No person may become a Member of this Company unless such person is suitable for and obtains approval for a non-restricted gaming license from the Nevada Gaming Commission.

Section 3.02                            Liability of Members.  No Member shall have any personal liability whatsoever to the creditors of the Company for the debts of the Company or any losses beyond the Member’s capital contribution.  In accordance with Nevada law, a Member may, under certain circumstances, be required to return to the Company for the benefit of the Company’s creditors amounts previously distributed to the Member as a return of capital.  For purposes of this paragraph, the Members intend that no distribution to any Member of distributable funds shall be deemed a return or withdrawal of capital, even if such distribution represents, for federal income tax purposes or otherwise (in whole or in part) a return of capital, and that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company.

Section 3.03                            Indemnification.

Every person who was or is a party to, or threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or a person for whom he is the legal representative is or was a Member of the Company or is or was serving at the request of the Company or as its representative in a partnership, joint venture, trust, or other enterprise shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorney’s fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  The expenses of a Member incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Member to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.  Such right of indemnification shall not be exclusive of any other right which such Member or representative may have or hereafter acquire.  Without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any agreement, vote of the Members, provision of law, or otherwise, as well as their rights under this Agreement.

Section 3.04                            Voting.  Any action required to be taken by the Members of the Company shall be taken by vote; and, unless otherwise required by this Agreement, the majority vote shall prevail.  Each Member shall be entitled to one vote for the whole number reciprocal of its Membership Interest, so that if a Member, by way of example, has a 50 percent Membership Interest, such Member shall be entitled to fifty (50) votes.

Section 3.05                            Gaming Restrictions.

A.                                   Notwithstanding anything to the contrary expressed or implied in this Agreement, the sale, assignment, transfer, pledge, or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission.  If at any time the Nevada Gaming Commission finds that a Member which owns any Membership Interest is unsuitable to hold that Membership Interest, the Nevada Gaming Commission will notify the Company of that fact.  The Company shall, within ten days from the date that it receives the notice from the Nevada Gaming Commission, return to the unsuitable Member the amount of his capital account as reflected on the books of the Company.  Beginning on the date when the Nevada Gaining Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable Member: (i) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the limited liability company, other than a return of capital as required -above; (ii) to exercise directly or through a trustee or nominee any voting right secured by such Membership Interest; (iii) to participate in the management of the business and affairs of the Company; or, (iv) to receive any remuneration in any form from the Company for services rendered or otherwise.

B.                                     Any Member that is found unsuitable by the Nevada Gaming Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall, within ten (10) days after the Company receives notice from the Nevada Gaming Commission, return to the Member in cash the amount of his capital account as reflected on the books of the Company, and the unsuitable Member shall no longer have any direct or indirect interest in the Company.

Section 3.06                            Certificates.  Membership Certificates evidencing the Membership Interest of the Members in the Company shall be in such form as shall be approved by the Manager.  Membership certificates shall be signed by the Manager.  All Membership Certificates shall be identified by number.

Section 3.07                            Roster.  The Manager shall maintain a Certificate Roster of the Company containing the name and last-known address of the Members.

Section 3.08                            Meetings and Notice of Meetings.  Meetings of the Members for any purpose or purposes may be called by the Manager.  Written notice stating the place, day, and hour of the meeting and the purpose for which the meeting is called, shall be delivered by mail, by fax, or by personal delivery not less than five (5) days before the date of the meeting to each Member of record on the Certificate Roster entitled to vote at such meeting as of the date the notice is prepared for delivery.  Notice shall be deemed delivered when personally received by the Member if personally delivered or when mailed upon deposit in the U.S. Mail properly addressed and properly posted.  Members may waive written notice of such meeting or subsequently ratify all proceedings at any meeting.

Section 3.09                            Quorum.  At any meeting of the Members, a majority of the Membership Interest in the Company shall constitute a quorum.

ARTICLE 4

CAPITALIZATION

Section 4.01                            Initial Capital Contribution.  The initial capital Contribution of the Initial Members is set forth on Schedule A attached hereto.

Section 4.02                            Additional Capital Contributions.

Should the Members representing at least eighty percent (80%) of the Membership Interests determine that an additional pro rata capital contribution from each Member is required for the operation of the business, then each Member shall contribute its additional pro rata capital contribution within thirty (30) days of written notice from the Manager.

Section 4.03                            Return of Contributions.  Each Member shall look solely to the assets of the Company for return of such Member’s Capital Contributions, and if the assets of the Company are insufficient to return such Capital Contributions, such Members shall have no recourse against any other Member for that purpose.  No Member may withdraw any part of its Capital Contribution or receive any distributions from the Company except upon dissolution of the Company or as specifically provided by this Agreement.

Section 4.04                            Loans.  No Member shall lend or advance money to or for the Company’s benefit without the written approval of the Members representing at least eighty percent (80%) of the Membership Interests.  If any Member, with such consent of the other Members, lends money to the Company in addition to its Capital Contribution to the Company, the loan shall be a debt of the Company to that Member and shall bear a market rate of interest to be approved in writing by members representing at least eighty percent (80%) of the Members.  The liability shall not be regarded as an increase of the lending Member’s capital, and it shall not entitle the Member to any increased share of the Company’s net income, distributions, or voting rights.

ARTICLE 5

PROFITS AND LOSSES

Section 5.01                            Interest in Profits and Losses.  The Company’s Profits and Losses shall be allocated among the Members in proportion to their respective Membership Interest.

Section 5.02                            Determination of Profits and Losses.  The Company’s Profits and Losses for each fiscal year shall be determined by the Company’s accountant in accordance with generally accepted accounting principles.

Section 5.03                            Transfer of Company Interest.  In the event a Member transfers all or part of such Member’s interest in the Company pursuant to Article 8, the Net Profit or Net Loss of the Company

allocable to the Membership Interest transferred shall be prorated between the Member and the Assignee for the fiscal year in which such transfer occurs in accordance with the number of days of the fiscal year that each owned such Membership Interest.

Section 5.04                            Tax Status.

A.                                   The Manager shall prepare, or cause to be prepared, all tax returns which must be filed on behalf of the Company with any taxing authority and make timely filing thereof all at the expense of the Company.

B.                                     For accounting and federal income tax purposes, all income, deductions, credits, gains and losses of the Company shall be allocated to the Members in accordance with their Membership Interest.  Any item stipulated to be a Company expense under the terms of this Agreement, or which would be so treated in accordance with generally accepted accounting principles, shall be treated as a Company expense for all purposes hereunder, whether or not such item is deductible for purposes of computing Net Income for federal income tax purposes.

Any elections or other decisions relating to allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations made pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items of distributions pursuant to any provision of this Agreement.

Section 5.05                            Company Formation Expenses.

A.                                   All fees incurred in the formation of the Company, the Company’s Articles of Organization, and the Operating Agreement shall be deemed Company expenses and shall be paid out of Company funds.  To the extent that any Member has incurred such Company expenses, Company shall reimburse such Member out of Company funds upon approval by the Members.

B.                                     All fees, costs, and expenses incurred in obtaining the approval of the Company for the issuance of a non-restricted gaming license and such fees, costs and expenses for the licensing of the individual Members for non-restricted gaming shall be an expense of the Company, up to the sum of $5,000.00 for each Member.  Each individual Member shall be responsible for and pay its individual gaming fees, costs, and expenses, including attorneys’ fees, incurred in obtaining licensing to the extent that the same exceed $5,000.00 for each Member.  To the extent that the Company shall have advanced any such expenses for any Member, the Member shall promptly, upon demand by Manager, reimburse the Company for all such expenses.

Section 5.06                            Cash Distribution to Members.  Not less than annually, the Manager shall determine the funds on hand with the Company in excess of all reasonable cash requirements that can be distributed to the Members.  Cash distribution shall be made in the following order of priority:

A.                                   To Members in proportionate amounts sufficient to cover taxes owed by the Members as a result of the profits of the Company.  In making such distribution, the highest income tax rate for married individuals filing jointly shall be assumed for each Member.

B.                                     To make payments on any outstanding loans by any Member to the Company in accordance with the terms of said loans.

C.                                     Any remaining funds available for distribution shall be distributed to the Members according to their Membership Interest.

ARTICLE 6

ACCOUNTING

Section 6.01                            Fiscal Year.  The Company’s fiscal year shall be from January 1 to December 31 and shall operate on a cash basis.

Section 6.02                            Accountants.  The Manager shall select an accounting firm for the purposes of preparing all required Company reports.  The Manager shall prepare quarterly summaries and detailed annual reports, and provide the same to the Members.

Section 6.03                            Company Books.  Proper and complete books of account of the Company shall be kept at the Company’s principal place of business or such other place as the Members shall designate.  To the extent required by law, such books shall be maintained at Company’s registered office.

Section 6.04                            Capital Account.  The Company’s accounting firm shall maintain all required capital accounts and provide all required capital accounting for the Company and the Members.

Section 6.05                            Bank Accounts.  Funds of the Company shall be deposited in a Company account or accounts in such bank or banks as approved by the Manager.  Withdrawals from such bank accounts shall be made only by parties previously approved, in writing, by the Members.

Section 6.06                            Annual Report.  An Annual Report shall be prepared within ninety (90) days after the end of each fiscal year of the Company.  This Report shall consist of a copy of the Company’s federal income tax returns for such year and any additional information that the Members may require.

ARTICLE 7

BUSINESS OPERATIONS

Section 7.01                            Principal Place of Business.  The principal office and place of business of the Company shall be at 911 North Buffalo, Suite 201, Las Vegas, Nevada 89128, or at such other place as the Manager shall from time to time determine.

Section 7.02                            Resident Agent.  The name and address of the Resident Agent for service of process is KEEFER, O’REILLY, FERRARIO & LUBBERS, 325 South Maryland Parkway, Las Vegas,

Nevada 89101.

Section 7.03                            Title.  Title to the assets and the property of the Company shall be held in the name of the Company.

Section 7.04                            Management.  Subject to Section 7.05 below, the Manager shall manage the business affairs of the Company and shall have the authority and responsibility to represent the Company, and to enter into agreements on behalf of the Company, in fulfillment of the purposes of the Company, including, but not limited to, the following:

(a)                                  making applications for authorizations, approvals and entitlement from local, state or federal governmental entities or agencies having jurisdiction over the assets and operations of the Company; and,

(b)                                 entering into contracts for professional and other services to be rendered to the Company.

In addition to the foregoing specific powers, the Manager shall generally have all powers necessary, advisable or convenient to administer and operate the business and affairs of the Company, and as granted or implied by law.

Section 7.05                            Restrictions on Manager.  The foregoing notwithstanding, and in addition to other acts expressly prohibited or restricted by this Agreement or by law, the Manager is expressly prohibited from the following:

(a)                                  doing any act which would make it impossible to carry on the ordinary business of the Company;

(b)                                 confessing a judgment against the Company in connection with any threatened or pending legal action;

(c)                                  admitting any other person as a Member, except as provided in this Agreement;

(d)                                 executing or delivering any assignment for the benefit of creditors of the Company’s assets.

Any other provisions of this Agreement notwithstanding, the following acts shall require, and shall be void and of no force or effect without, the prior written approval of Members representing at least eighty percent (80%) of the Membership Interests:

(i)                                     Any requirement for additional capital contributions from any Member(s);

(ii)                                  Any undertaking or obligation (excluding the original debt) to which the Company is to be bound, the amount of which is in excess of $1,000,000.00;

(iii)                               Any loan from the Company to any Member or from any Member to the Company;

(iv)                              Any mortgage, deed of trust, security interest or other encumbrance of the assets of the Company, other than the original debt; and,

(v)                                 Any sale, exchange, assignment, transfer, conveyance or lease of any portion of any real property or other assets owned at any time by the Company other than in the ordinary course of the Company’s business.

Section 7.06                            Duties of Manager.  The Manager shall have responsibility for:

(a)                                  keeping detailed, complete and accurate records of all financial and business transactions of the Company, such records to be available for inspection by any Member at all reasonable times;

(b)                                 making all records, reports and files of the Company available to the Members at all regular or special meetings of the Members;

(c)                                  preparing and delivering to the Members financial and other reports on the business affairs of the Company;

(d)                                 promptly depositing all Company funds in the Company bank accounts established pursuant to this Agreement;

(e)                                  using best efforts to cause the Company and its assets to at all times remain in compliance with all applicable laws, ordinances, orders, rules and regulations; and,

(f)                                    acting at all times in the best interest of the Company, in the Manager’s reasonable business judgment.

Section 7.07                            Appointment/Removal of Manager.  The manager may be removed as Manager, and his successor appointed, only pursuant to a unanimous vote of all of the Members excluding the Manager.

Section 7.08                            Tax Matters.  The Manager is hereby designated to act in a capacity similar to a tax matters partner of a partnership pursuant to Internal Revenue Code §6231 and shall take such action as may be necessary to cause each other Member to become a Notice Member within the meaning of Internal Revenue Code §6231.

ARTICLE 8

SALE OR TRANSFER OF AN INTEREST

Section 8.01                            Restrictions on Transfer.  No Membership may be transferred except by the written consent of at least eighty percent (80%) of all nontransferring Members, and then only in accordance with this Article 8.  If any Transfer is not so approved by the nontransferring Members or is not otherwise made in accordance with this Article 8, the Transferee of the Membership Interest shall be an Assignee and shall have no right to become a Member and shall have no right to participate in the management and/or affairs of the Company.  The Assignee shall only be entitled to receive a share of the profits or other compensation by way of income, and the return of capital contributions to which the transferring Member would have been entitled.  Any Transfer by a Member to a trust of which the transferring Member is sole trustee and sole beneficiary is hereby consented to by all other Members, provided such trust is licensed or approved by the Nevada Gaming Commission or Gaming Control Board of Nevada, as the case may be.

Section 8.02                            Bona Fide Offer by Third Party.

A Member who receives an offer to purchase acceptable to him or desires to sell any or all of his Membership Interest to a person not a party to this Agreement (herein referred to as the “Offering Member”), shall first offer, in writing, such interest for sale to the other Members (herein referred to as the “Nonoffering Members”).  The Nonoffering Members will have the first right of refusal, at the same price and terms offered by a bona fide prospective purchaser.  The terms and conditions of the purchase offer shall be fully revealed to the Nonoffering Members by written notice duly given specifying such information as shall include, but not be limited to:

(i)                                     Name and address of the prospective purchaser,

(ii)                                  Relationship to Offering Member;

(iii)                               Price; and,

(iv)                              Method and terms of payment.

For all purposes of this Section 8.02, a “bona fide prospective purchaser” must be a person or persons financially capable of carrying out the terms of such offer in a form legally enforceable against such person.

In the event that the aforementioned offer is not accepted by the Nonoffering Members within fifteen (15) days after receipt of said written offer and the Nonoffering Members have consented in writing to the Transfer as provided for hereinabove, the Offering Member shall have the right to sell said interest only to the person disclosed as the bona fide prospective purchaser and only upon such terms as specified in the notice hereinabove referenced.  Such sale must be made within sixty (60) days after the expiration of such fifteen (15) day period or within sixty (60) days after the written refusal of the Company or the Nonoffering Members to accept such offer and the approval of the Nevada Gaming Authorities.  In the event such sale is not completed as aforesaid, it may not be made or effectuated.  The restrictions imposed by this Article shall then remain in force and continue to be effective as if no offer to sell had been made.  In the event such sale is completed as aforesaid, and the Nonoffering Members have consented in writing to the Transfer as provided for hereinabove, the transferee shall become a Substitute Member of the Company.  If the Nonoffering Members have not consented in writing to the Transfer as provided for hereinabove, the transferee shall not become a Member of the Company, but shall be an Assignee and shall have no right to become a member and shall have no right to participate in the management and/or affairs of the Company.  The Assignee, in such case, shall only be entitled to receive the share of the profits or other compensation by way of income, and the return of capital contributions, to which the Offering Member would have been entitled.  Wherever, pursuant to this Article, the Nonoffering Members are given the right to acquire the Offering Member’s Membership Interest, and not all Nonoffering Members desire to purchase the Offering Member’s Membership Interest, any one or more of the Nonoffering Members may acquire said interest, but only pro rata in proportion to their Membership Interest among them then existing in the Company, or in such other proportion as they shall otherwise mutually agree upon in writing.  Provided further, however, nothing contained in this paragraph shall obligate a Member to acquire another Member’s Interest unless the applicable governing paragraph of this Article explicitly requires such a result.

Section 8.03                            Involuntary Transfers.  A member shall cease to be a Member upon the happening of any of the following events:  (i) bankruptcy or insolvency of a Member; (ii) appointment of a receiver of the assets of a Member (if said appointment is not vacated within sixty (60) days after same becomes effective); (iii) death of any Member; (iv) in the event of a Member which is an entity other than a corporation, the dissolution and commencement of winding up of such Member; (v) in case of a Member who is a corporation, the filing of a Certificate of Dissolution or its equivalent or the revocation of the charter of such Member, or, (vi) in the case of a Member who is a Member by virtue of being a Trustee of a Trust, the termination of the Trust; or, (vii) in the case of an Estate, the distribution of the Estate’s Membership Interest in the Company.  Upon the happening of any such events, the Company shall be dissolved unless the business of the Company is continued by the consent of all the remaining Members under a right to do so stated in the Articles of Organization, which right to do so as stated in the Articles of Organization shall be this section of this Operating Agreement.  In the event all remaining Members elect to continue the business of the Company, the remaining Members shall have the option to purchase the entire Membership Interest of such Member.  The purchase price of the Membership Interest shall equal its value computed in accordance with the provisions of Section 8.04 of this Article and be paid pursuant to Section 8.05 hereafter.

Section 8.04                            Purchase Price of Interest.  In the event of the purchase of an interest by the remaining Members pursuant to Section 8.03, the purchase price shall be determined by evaluation of the interest determined as follows:

(i)                                     The selling Member shall (or such Member’s representative) select an appraiser, and the remaining Members shall select an appraiser.  The two appraisers so selected shall then appoint a third neutral appraiser;

(ii)                                  Each appraiser shall conduct an appraisal of the interest within ninety (90) days of selection of the neutral appraiser;

(iii)                               If any two appraisals shall disclose values which do not differ by more than ten percent (10%) from each other, then the average of those two appraisals shall be deemed the value of the interest; or,

(iv)                              If no two of the appraisals are identical or within ten percent (10%) of each other, then the average of the two appraisals closest in value shall be deemed the value of the interest.

Section 8.05                            Payment Terms.  The redemption or purchase price of the interest of a Member determined in accordance with Section 8.04 shall be paid to the estate of the Decedent or to the Member, if living, in the following manner:

A.                                   There shall first be credited against such redemption or purchase price the amount of any indebtedness due and payable to the Company by the Member.

B.                                     Twenty percent (20%) of the redemption price, but not less than TEN THOUSAND DOLLARS ($10,000.00) shall be paid within ninety (90) days following the date of the event causing the transfer.

C.                                     The balance of the redemption or purchase price shall be paid in sixty (60) equal monthly installments with interest thereon at the applicable federal mid-term rate in effect at the time of the purchase.  Such payment shall be evidenced by a promissory note, and said note shall be delivered to the Decedent’s estate or Member concurrent with the tender of the initial payment.  The first installment shall be due and owing on the anniversary date of the first payment.

The remaining Members shall have the right to prepay without penalty any portion or all of the balance of the redemption price at any payment date, including the date of the first payment, with interest computed to the date of such pre-payment.

Section 8.06                            Closing Requirements.  Upon the closing of any purchase of any Membership Interest pursuant to this Article, the seller shall deliver to the purchaser such assignments, certificates of authority, tax releases, consents to Transfer, instruments, and evidences of title of the seller and of his (or its) compliance with this Article as may be reasonably required by the purchaser (or by counsel for the purchaser).

Any purchase or redemption by the Company or Members pursuant to any of the terms and provisions of this Article contemplate that any said Transfer of interest shall be free and clear of all taxes (not including Seller’s income tax liability), debts, claims, or encumbrances of any kind whatsoever, except for those represented by promissory notes, if any, given hereunder.

Section 8.07                            Specific Performance.  Each Member in furtherance of the terms of this Article will, at all times, execute all documents necessary to effectuate the purposes of this Article.  Each Member further agrees that the Membership Interests in the Company are unique, that failure to perform the obligations provided by this Article will result in irreparable damage, and that specific performance of these obligations may be obtained by suit in equity.

Section 8.08                            Strict Compliance.  Strict compliance shall be required with each and every provision of this Article, it being understood and agreed that no Member shall, as set forth in Section 8.01 hereof, have the right or power to sell or assign any of his Membership Interest except in strict compliance with the procedures set forth in this Article.

Section 8.09                            Rights of Assignees.  The Assignee of a Membership Interest shall have no right to participate in the management of the business and affairs of the Company or to become a Member.  The Assignee shall only be entitled to receive distributions and return of capital, and to be allocated profits and losses attributable to such Membership Interest.

Section 8.10                            Admission of Substitute Members.  The Assignee of a Membership Interest shall be admitted as a Substitute Member and admitted to all of the rights of the member who initially assigned the Membership Interest only with the unanimous approval of the Members.  The Members may grant or withhold approval of admission in their whole or absolute discretion.  If so admitted, the Substitute Member shall have all the rights and powers and shall be subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest.  The admission of a Substitute member shall not release the member assigning the Membership Interest, from any liability to the Company that existed prior to the approval.

ARTICLE 9

TERM AND TERMINATION

Section 9.01                            Duration.  The Company shall continue:

A.                                   Until all interests in the property acquired by it have been sold or disposed of or have been abandoned; or,

B.                                     Until dissolved and terminated as provided for hereinbelow.

Section 9.02                            Dissolution of Company.  The Company shall be dissolved only upon the occurrence of any of the following events:

A.                                   The written consent or affirmative vote to dissolve the Company by Members owning more than eighty percent (80%) of the Membership Interests;

B.                                     The disposition or sale of all Interest in the Company assets;

C.                                     The date which is thirty (30) years from the date the Articles of Organization were filed with the Secretary of State;

D.                                    Voluntary dissolution of the Company by agreement of the Members;

E.                                      The entry of a dissolution decree or judicial order by a court of competent jurisdiction or by operation of law.

Section 9.03                            Distribution Upon Termination.  In the event of dissolution and final termination, the Manager shall wind up the affairs of the Company, shall sell all the Company assets as promptly as is consistent with obtaining, insofar as possible, the fair value thereof after paying all liabilities, including all costs of dissolution, and subject to the right of the Members to set up cash reserves to meet short-term Company liabilities and other liabilities or obligations of the Company, and shall distribute the remainder ratably to the Members pursuant to the relevant provisions of this Agreement.

Section 9.04                            Procedure Upon Dissolution.  On any dissolution and termination of the Company under this Agreement or applicable law, except as otherwise provided in this Agreement, the continuing operation of the Company’s business shall be confined to those activities reasonably necessary to wind up the Company’s affairs, discharge its obligations, and either liquidate the Company’s assets and deliver the proceeds of liquidation or preserve and distribute its assets in kind promptly on dissolution.  A notice of dissolution shall be published under applicable Nevada law or as otherwise appropriate.

Section 9.05                            Winding up of the Company.  Upon the dissolution of the Company, the proceeds from the liquidation of the assets of the Company and collection of the receivables of the Company, together with the assets distributed in kind, to the extent sufficient therefore, shall be applied and distributed in the following order of priority:

A.                                   To the payment and discharge of all of the Company’s debts and liabilities and the expenses of liquidation;

B.                                     To the creation of any reserves which the Members deem necessary for any contingent or unforeseen liabilities or obligations of the Company;

C.                                     To the payment and discharge of all of the Company’s debts and liabilities owing to Members, but if the amount available for payment is insufficient, then pro rata in proportion to the amount of the Company debts and liabilities owing to each Member;

D.                                    To the Members in proportion to their respective membership interests.

Section 9.06                            Gains or Losses in Process of Liquidation.  Any gain or loss on disposition of Company properties in the process of liquidation shall be credited or charged to the Members in accordance with their Membership Interest.  Any property distributed in kind in the liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed.  The difference between the value of property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Members in accordance with their Membership Interest, subject, however, to any allocation of gain or loss which may otherwise be required under the Internal Revenue Code of 1986, as amended.

ARTICLE 10

MISCELLANEOUS

Section 10.01                     Amendments.  This Agreement may be amended at any time and from time to time only by the written agreement of all the Members representing at least eighty percent (80%) of the Membership Interests.

Section 10.02                     Notices.  Any written notice to any of the Members required or permitted under this Agreement shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid, and addressed to the party at its last known address.  Notices to the Company shall be similarly given and addressed to it at its principal place of business.

Section 10.03                     Governing Law.  This Agreement is intended to be performed in the State of Nevada, and the laws of that State shall govern its interpretation and effect.

Section 10.04                     Severability.  If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Section 10.05                     Entire Agreement.  This Agreement contains the entire agreement of the Members relating to the rights granted and obligations assumed under this Agreement.  Any oral representations or modifications concerning this Agreement shall be of no force or effect unless contained in a subsequent written modification signed by the Member to be charged.

Section 10.06                     Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

Section 10.07                     Construction.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

Section 10.08                     Time.  Time is of the essence with respect to this Agreement.

Section 10.09                     Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

Section 10.10                     Incorporation by Reference.  Any exhibit or schedule attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

Section 10.11                     Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural as the identity of the person or persons may require.

Section 10.12                     Waiver of Action for Partition.  Each of the Members irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Company property.

Section 10.13                     Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

Section 10.14                     Further Documents.  Each Member agrees to perform any further acts and to execute and deliver any further documents reasonably necessary or proper to carry out the intent of this Agreement.

Section 10.15                     Attorneys’ Fees.  If an action is instituted to enforce the provisions of this Agreement, the prevailing party or parties in such action shall be entitled to recover from the losing party or parties its or their reasonable attorneys’ fees and costs as set by the court.

Section 10.16                     Elections Made by Company.  All elections required or permitted to be made by the Company under the Internal Revenue Code shall be made by the Manager in such manner as will in their judgment be most advantageous to a majority in interest of the Members.

IN WITNESS WHEREOF, the Members have executed this Agreement on the day above written.

MEMBER:

By:	/s/ Robert R. Black
Robert R. Black, Sr.

MEMBER:

RBG, LLC

By:	/s/ Robert R. Black
Robert R. Black, Sr., President

EXHIBIT A

Membership Interest Ownership of RBG, LLC

Robert R. Black, Sr.	2.85%
R. Black, Inc., a Nevada corporation	1.00%
Virgin River Casino Corporation, a Nevada corporation	61.54%
Barry R. Moore	6.15%
Marcus A. Hall	1.92%
James A. Black	1.54%
Michael T. Black	1.54%
Gary W. Black	1.54%
JORCO, Inc.	7.69%
Glenn Teixeira	1.92%
James Ritchie	12.31%
100.00%